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                                  EXHIBIT 5.1
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                          MORGAN, LEWIS & BOCKIUS LLP
                              ONE COMMERCE SQUARE
                               417 WALNUT STREET
                           HARRISBURG, PA 17101-1904
                                 717-237-4000
                              FAX:  717-237-4004






August 4, 1998


Susquehanna Bancshares, Inc.
26 North Cedar Street
Lititz, Pennsylvania  17543

Re:  Susquehanna Bancshares, Inc. Joint Proxy/Prospectus on Form S-4
     ---------------------------------------------------------------

Ladies and Gentlemen:

We have acted as counsel to Susquehanna Bancshares, Inc., a Pennsylvania corporation (the "Company"), in connection with (i) the proposed merger (the "Cardinal Merger") of Cardinal Bancorp, Inc. a Pennsylvania corporation ("Cardinal"), with and into Susquehanna Bancshares West, Inc. ("SBI Merger Sub"), a Pennsylvania corporation and wholly-owned subsidiary of the Company pursuant to the terms and conditions of the Agreement and Plan of Affiliation by and between the Company, SBI Merger Sub, Cardinal and First American National Bank of Pennsylvania, a national banking association and wholly-owned subsidiary of Cardinal (the "Cardinal Merger Agreement") dated as of April 13, 1998, (ii) the proposed merger (the "First Capitol Merger") of First Capitol Bank, a Pennsylvania chartered bank ("First Capitol"), with and into Susquehanna Interim Bank ("Interim Bank"), a Pennsylvania chartered bank and wholly-owned subsidiary of the Company, pursuant to the terms and conditions of the Agreement and Plan of Affiliation by and between the Company, Interim Bank and First Capitol (the "First Capitol Merger Agreement") dated as of April 16, 1998, and (iii) preparation of the subject Registration Statement on Form S-4 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the offering, subject to certain adjustments, of up to 3,136,637 shares (the "Shares") of the Company's common stock, par value $2.00 per share ("Common Stock").

We understand that the issuance of the Shares pursuant to the Cardinal Merger Agreement and First Capitol Merger Agreement (the "Merger Agreements") is contingent upon, the requisite approval of the Merger Agreements by the respective shareholders of Cardinal and First Capitol. In rendering the opinion set forth below, we have reviewed (a) the Registration Statement; (b) the Company's Articles of Incorporation and Bylaws, as amended and restated; (c) certain records of the Company's corporate proceedings as reflected in its minute and stock books; (d) the Merger Agreements; and (e) such records, documents, statutes and decisions as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Our opinion set forth below is limited to the Pennsylvania Business Corporation Law of 1988, as amended.

Based upon the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Act, and the Shares are issued as described in the Registration Statement and in accordance with the terms and conditions of the Cardinal Merger Agreement and First Capitol Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.
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Susquehanna Bancshares, Inc.
August 4, 1998
Page 2


We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

The opinion expressed herein is solely for your benefit, and may be relied upon only by you.


Very truly yours,



/s/ Morgan, Lewis & Bockius LLP